UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549
                             ----------------------

                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                       GREEN PLAINS RENEWABLE ENERGY, INC.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                 Iowa                                    84-1652107
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(State of incorporation or organization)    (I.R.S. Employer Identification No.)

         9635 Irvine Bay Court, Las Vegas, Nevada           89147
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         (Address of principal executive offices)         (Zip code)


Securities to be registered pursuant to Section 12(b) of the Act:

        Title of each class               Name of each exchange on which
        to be so registered               Each class is to be registered
        -------------------               ------------------------------
          Not applicable                          Not applicable

If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [ ]

If this Form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [X]

Securities Act registration statement file number to which this form relates:
Not applicable.

Securities to be registered pursuant to Section 12(g) of the Act:

                          Common Stock, $.001 Par Value
                          -----------------------------
                                (Title of class)

Item 1. Description of Registrant's Securities to be Registered.

         Green Plains Renewable Energy, Inc.'s (the "Company") authorized capital stock currently consists of 25,000,000 shares of common stock, $.001 par value per share. The Company has no other authorized classes of common or preferred equity securities. As of the date of this filing, the Company had 4,215,990 shares of common stock outstanding.

         The holders of common stock of the Company are entitled to equal dividends and distributions per share with respect to the common stock when, as and if declared by the board of directors from funds legally available therefor. No holder of any shares of common stock has a pre-emptive right to subscribe for any securities of the Company, nor are any common shares subject to redemption or convertible into other securities of the Company. Upon liquidation, dissolution or winding up of the Company, and after payment of creditors, the assets will be divided pro-rata on a share-for-share basis among the holders of the shares of common stock. All shares of common stock now outstanding are fully paid, validly issued and non-assessable. Each share of common stock is entitled to one vote with respect to the election of any director or any other matter upon which shareholders are required or permitted to vote. Holders of the Company's common stock do not have cumulative voting rights.

Item 2. Exhibits.

         EXHIBIT
           NO.                       DESCRIPTION OF EXHIBIT

         3(i).1 Amended and Restated Articles of Incorporation of the Company (Incorporated by reference to Exhibit 3(i).1 of the Company's Registration Statement on Form S-1 filed December 16, 2004, File No. 333-121321)

         3(ii).1 Bylaws of the Company (Incorporated by reference to Exhibit 3(ii).1 of the Company's Registration Statement on Form S-1 filed December 16, 2004, File No. 333-121321)

                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                             GREEN PLAINS RENEWABLE ENERGY, INC.
                                             (Registrant)


Date: December 15, 2005                      By  /s/ Barry A. Ellsworth
                                               -----------------------------
                                               Barry A. Ellsworth
                                               President